SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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      (as permitted by Rule 14a-6(e)(2)
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|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                         STATEFED FINANCIAL CORPORATION
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                            [ON STATEFED LETTERHEAD]

                                October 19, 2000

BY EXPRESS DELIVERY
Dear Fellow Shareholders:

      I am writing to you to correct a statement in my letter dated October 18, 2000, which you will receive shortly or may have just received through U. S. mail, if you are a registered holder of our shares. In the October 18 letter, I stated that an investment banker had indicated that the price that Krause Gentle Corporation had offered to pay in May of 1999 for StateFed was inadequate. That statement was incorrect. The statement should have said that the Board of Directors considered the offer from the Krauss Gentle Company to be inadequate. StateFed had not hired an investment banker to evaluate the Krause Gentle offer. That being said, I still firmly believe that you should vote TODAY, for my friends and colleagues Andra Black, Sid Ramey and Gene McCormick by signing and dating the WHITE proxy card enclosed with this letter. The remainder of this letter restates the October 18 letter, but corrects the last sentence in the third paragraph as indicated above.

      Andra, our Co-President of StateFed, as well as Sid and Gene, have been part of a board that has generated a 22% average yearly return on your original investment from the day we went public in 1994. That's 22 percent a year! And don't forget that we split 2 for 1 in 1997. Not too bad for a little Iowa S&L. StateFed's other accomplishments include:

      o     increasing your dividends
      o     increasing profitability, year after year
      o     never missing a dividend payment
      o     strong asset quality

      W.A. Krause, the owner of Krause Gentle Corporation and Liberty Banchares, our competitor, says to vote for his nominees, his son and his employee, in order "to make StateFed a success." Pardon me, but due to your loyalty, the loyalty of our customers and the hard work of the whole State Federal team, I humbly believe that StateFed already is a success, not only in terms of the return it has given to you on your investment, but also in its dedication to community goals and, yes, its old-fashioned service. And who is Krause kidding? He doesn't want his son to run StateFed; he wants his son to sell it - to him! And at a price that our Board of Directors believed was inadequate.

      My friends, the time may well come to sell StateFed - but do you really want to sell now? In a down-market when prices are low? And do you really want to put people on your board who have every reason to want to sell your Company for a low price so their father and employer can buy your Company for less than it is worth?

      Don't be fooled; Krause's interests are completely different than yours. Protect your investment and don't let Krause get away with putting a couple of his foxes in your hen house.

                                          Sincerely,


                                          John Golden
                                          Chairman of the Board

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VOTE THE WHITE PROXY CARD ONLY BY SIGNING AND DATING IT. THEN RETURN IT IN THE
ENCLOSED ENVELOPE AS SOON AS POSSIBLE.
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

      This letter may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainty. It should be noted that a variety of factors could cause the combined company's actual results and experience to differ materially from the anticipated results or expectations expressed in the forward-looking statements.

      The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the combined company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the combined company of technology enhancements for its products and operating systems, the impact of competitive products, services and pricing, customer based requirements, Congressional legislation, acquisition cost savings and revenue enhancements and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements which are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

      We do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

      StateFed and its directors and executive officers may be deemed to be participants in the solicitation of proxies. INFORMATION ABOUT THE PARTICIPANTS MAY BE OBTAINED THROUGH THE SEC'S WEBSITE, www.sec.gov, FROM THE DEFINITIVE PROXY STATEMENT FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION On OCTOBER 3, 2000 AND FROM THE 10-KSB, FILED WITH THE SEC ON SEPTEMBER 28, 2000.